Exhibit 10.22

VOCUS, INC.

2005 STOCK AWARD PLAN

RESTRICTED STOCK UNIT AGREEMENT

Unless otherwise defined herein, the terms defined in the Vocus, Inc. 2005 Stock Award Plan (the “Plan”) shall have the same defined meanings in this Restricted Stock Unit Agreement (the “Agreement”).

I.	NOTICE OF RESTRICTED STOCK UNIT GRANT

Name:	(“Recipient”)

Address:

The undersigned Recipient has been granted rights to acquire shares of common stock of the Company (“Common Stock”), subject to the terms and conditions of the Plan and this Restricted Stock Unit Agreement, as follows:

Date of Grant:

Vesting Commencement Date:

Type of Grant:	Restricted Stock Unit Award

Target Award:

[                ]. This represents the number of Restricted Stock Units that would become Earned Restricted Stock Units pursuant to the vesting provisions set forth in Exhibit A attached hereto if the Revenue Target Goal and the Operating Income Target Goal were met. Of this total, [                 ] represents a Revenue Target Award, and [                 ] represents an Operating Income Target Award, as those terms are defined in Exhibit A attached hereto.

Maximum Award:	[ ]. This represents the maximum number of Restricted Stock Units that can become Earned Restricted Stock Units pursuant to the vesting provisions set forth in Exhibit A attached hereto.

Vesting Schedule: This Restricted Stock Unit Award shall vest according to the vesting provisions set forth in the attached Exhibit A.

II.	AGREEMENT

1. Award of Restricted Stock Units. The Plan Administrator of the Company hereby grants to Recipient named in the Notice of Restricted Stock Unit Grant, the number of Restricted Stock Units set forth in the Notice of Restricted Stock Unit Grant (collectively the “Restricted Stock Units”), and subject to the terms and conditions of the Plan, which is incorporated herein by reference. The Restricted Stock Units are Stock Units under the Plan. Subject to Section 10(e) of the Plan, in the event of a conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan shall prevail. As a condition to entering into this Agreement, and as a condition to the issuance of any Restricted Stock Units or shares of Common Stock (or any other securities of the Company), Recipient agrees to be bound by all of the terms and conditions herein and in the Plan.

2. Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated:

(a) “Cause” shall have the meaning given to such term in the Employment Agreement.

(b) “Delivery Date” shall mean the date selected by the Plan Administrator that is within 30 days following the date on which any Earned Restricted Stock Units vest pursuant to Exhibit A. If the Company terminates Recipient’s Continuous Service without Cause (other than as a result of Recipient’s death or disability) or Recipient resigns for Good Reason, then the Delivery Date of any Restricted Stock Units that become Vested RSUs pursuant to paragraph 8 of Exhibit A hereto shall in no event be later than March 15 of the calendar year immediately following the calendar year in which termination of Recipient’s Continuous Service occurs.

(c) “Employment Agreement” shall mean Recipient’s then-current employment agreement with the Company.

(d) “Good Reason” shall have the meaning given to such term in the Employment Agreement.

(e) “Non-Vested RSUs” shall mean any portion of the Restricted Stock Units subject to this Agreement that have not become vested pursuant to Exhibit A.

(f) “Separation from Service” shall mean the voluntary or involuntary separation from service with the Service Recipient, determined in a manner consistent with Section 409A of the Code and the treasury regulations thereunder.

(g) “Service Recipient” means the person or entity for whom the services resulting in the grant of the Restricted Stock Units were performed, and with respect to whom the legally binding right to the Restricted Stock Units arises, and all persons with whom such person would be considered a single employer under Section 414(b) of the Code (employees of a controlled group of corporations), and all persons with whom such person would be considered a single employer under Section 414(c) of the Code (employees of partnerships, proprietorships, or other entities under common control).

(h) “Specified Employee” means a “specified employee” of the Company within the meaning of Section 409A(a)(2)(B)(i) of the Code.

(i) “Vested RSUs” shall mean any portion of the Restricted Stock Units subject to this Agreement that have become vested pursuant to Exhibit A.

3. Forfeiture of Restricted Stock Units.

(a) Any Restricted Stock Units that do not become Earned Restricted Stock Units on or before the last day of the Measurement Period, as those terms are defined in Exhibit A hereto, shall be forfeited immediately effective as of the last day of the Measurement Period without any payment to Recipient.

(b) If Recipient’s Continuous Service with the Company is terminated, any Restricted Stock Units that are not Vested RSUs, and that do not and will not become Vested RSUs pursuant to the vesting provisions set forth in Exhibit A hereof as a result of such termination, shall be forfeited immediately upon such termination of Continuous Service without any payment to Recipient.

(c) The Plan Administrator shall have the power and authority to enforce on behalf of the Company any rights of the Company under this Agreement in the event of Recipient’s forfeiture of Non-Vested RSUs pursuant to this Section 3.

4. Settlement of Restricted Stock Units. Except as otherwise provided in Section 9(j)(v) hereof, the Company shall deliver to Recipient on each Delivery Date Shares corresponding to the Restricted Stock Units that became Vested RSUs prior to the Delivery Date but that have not previously been delivered.

5. Rights with Respect to Restricted Stock Units.

(a) No Rights as Shareholder Until Delivery. Except as otherwise provided in this Section 5, Recipient shall not have any rights, benefits or entitlements with respect to the Shares corresponding to the Restricted Stock Units unless and until those Shares are delivered to Recipient (and thus shall have no voting rights, or rights to receive any dividend declared, before those Shares are so delivered). On or after delivery, Recipient shall have, with respect to the Shares delivered, all of the rights of a holder of Shares granted pursuant to the articles of incorporation and other governing instruments of the Company, or as otherwise available at law.

(b) Adjustments to Shares. If at any time while this Agreement is in effect and before any Shares have been delivered with respect to any Restricted Stock Units, there shall be any increase or decrease in the number of issued and outstanding Shares of the Company through the declaration of a stock dividend or through any recapitalization resulting in a stock split-up, combination or exchange of such Shares, then and in that event, the Committee (or Board as applicable) shall make any adjustments it deems fair and appropriate, in view of such change, in the number of Shares subject to the Restricted Stock Units then subject to this Agreement. If any such adjustment shall result in a fractional Share, such fraction shall be disregarded.

(c) No Restriction on Certain Transactions. Notwithstanding any term or provision of this Agreement to the contrary, the existence of this Agreement, or of any outstanding Restricted Stock Units awarded hereunder, shall not affect in any manner the right, power or authority of the Company or any Related Entity to make, authorize or consummate: (i) any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s or any Related Entity’s capital structure or its business; (ii) any merger, consolidation or similar transaction by or of the Company or any Related Entity; (iii) any offer, issue or sale by the Company or any Related Entity of any capital stock of the Company or any Related Entity, including any equity or debt securities, or preferred or preference stock that would rank prior to or on parity with the Shares subject to the Restricted Stock Units and/or that would include, have or possess other rights, benefits and/or preferences superior to those that such Shares includes, has or possesses, or any warrants, options or rights with respect to any of the foregoing; (iv) the dissolution or liquidation of the Company or any Related Entity; (v) any sale, transfer or assignment of all or any part of the stock, assets or business of the Company or any Related Entity; (vi) the declaration or payment of any ordinary or extraordinary dividend or other distribution of cash, Shares or other property; or (vii) any other corporate transaction, act or proceeding (whether of a similar character or otherwise).

6. Transferability. The Restricted Stock Units are not transferable otherwise than by will or under the applicable laws of descent and distribution. The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of Recipient. Any attempt to Transfer of any of the Restricted Stock Units prior to the date on which the Shares have been delivered in settlement of the Restricted Stock Units shall be void ab initio. For purposes of this Agreement, “Transfer” shall mean any sale, transfer, encumbrance, margin transaction, gift, donation, assignment, pledge, hypothecation, or other disposition, whether similar or dissimilar to those previously enumerated, whether voluntary or involuntary, and including, but not limited to, any disposition by operation of law, by court order, by judicial process, or by foreclosure, levy or attachment.

7. Tax Matters.

(a) Withholding. As a condition to the Company’s obligations with respect to the Restricted Stock Units (including, without limitation, any obligation to deliver any Shares) hereunder, Recipient shall make arrangements satisfactory to the Company to pay to the Company any federal, state, local or foreign taxes of any kind required to be withheld with respect to the delivery of Shares corresponding to such Restricted Stock Units. If Recipient shall fail to make the tax payments as are required, the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind (including the withholding of any Shares that otherwise would be delivered to Recipient under this Agreement) otherwise due to Recipient any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such Shares.

(b) Satisfaction of Withholding Requirements. Recipient may satisfy the withholding requirements with respect to the Restricted Stock Units pursuant to any one or combination of the following methods:

(i) payment in cash; or

(ii) if and to the extent permitted by the Committee, payment by surrendering unrestricted previously held Shares which have a value equal to the required withholding amount or the withholding of Shares that otherwise would be deliverable to Recipient pursuant to this Agreement. Recipient may surrender Shares either by attestation or by delivery of a certificate or certificates for Shares duly endorsed for transfer to the Company, and if required with medallion level signature guarantee by a member firm of a national stock exchange, by a national or state bank (or guaranteed or notarized in such other manner as the Committee may require).

(c) Recipient’s Responsibilities for Tax Consequences. The tax consequences to Recipient (including without limitation federal, state, local and foreign income tax consequences) with respect to the Restricted Stock Units (including without limitation any tax consequences resulting from the grant, vesting and/or delivery thereof) are the sole responsibility of Recipient. Recipient shall consult with his or her own personal accountant(s) and/or tax advisor(s) regarding these matters and Recipient’s filing, withholding and payment (or tax liability) obligations.

8. Amendment or Modification. This Agreement may only be modified or amended in a writing signed by the parties hereto. No promises, assurances, commitments, agreements, undertakings or representations, whether oral, written, electronic or otherwise, and whether express or implied, with respect to the subject matter hereof, have been made by either party which are not set forth expressly in this Agreement.

9. Miscellaneous.

(a) Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan, the Employment Agreement and this Restricted Stock Unit Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Recipient with respect to the subject matter hereof. Notwithstanding the foregoing, this Agreement is intended to supersede any provisions of the Employment Agreement pertaining to the vesting and settlement of equity awards granted to Recipient that are contrary to the provisions of this Agreement. This Agreement may not be modified adversely to Recipient’s interest except by means of a writing signed by the Company and Recipient. This Agreement is governed by the internal substantive laws but not the choice of law rules of the State of Delaware.

(b) No Guarantee of Continued Service. RECIPIENT ACKNOWLEDGES AND AGREES THAT THE VESTING OF RESTRICTED STOCK UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS AN EMPLOYEE, CONSULTANT OR DIRECTOR (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THESE RESTRICTED STOCK UNITS OR ACQUIRING SHARES HEREUNDER) AND SATISFACTION OF THE PERFORMANCE GOALS SET FORTH HEREIN. RECIPIENT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS AN EMPLOYEE, CONSULTANT OR DIRECTOR FOR THE VESTING PERIOD, FOR

ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH RECIPIENT’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE RECIPIENT’S RELATIONSHIP AS AN EMPLOYEE, CONSULTANT OR DIRECTOR, AS APPLICABLE, AT ANY TIME, WITH OR WITHOUT CAUSE.

(c) No Trust or Fund Created. Neither this Agreement nor the grant of Restricted Stock Units hereunder shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and Recipient or any other person. To the extent that Recipient or any other person acquires a right to receive payments from the Company pursuant to this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Company.

(d) Interpretation. Recipient acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this grant of Restricted Stock Units subject to all of the terms and provisions thereof. Recipient has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of this Agreement. Recipient hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Plan Administrator upon any questions arising under the Plan or this Agreement. Recipient further agrees to notify the Company under any change in the residence address indicated below.

(e) Notices. Any notice under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or when deposited in the United States mail, registered, postage prepaid, and addressed, in the case of the Company, to the Company’s President at its principal office and, in the case of Recipient, to Recipient’s last permanent address as shown on the Company’s records, subject to the right of either party to designate some other address at any time hereafter in a notice satisfying the requirements of this Section.

(f) Severability. If any term or provision of this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or under any applicable law, rule or regulation, then such provision shall be construed or deemed amended to conform to applicable law (or if such provision cannot be so construed or deemed amended without materially altering the purpose or intent of this Agreement and the grant of Restricted Stock Units hereunder, such provision shall be stricken as to such jurisdiction and the remainder of this Agreement and the award hereunder shall remain in full force and effect).

(g) Headings. Section, paragraph and other headings and captions are provided solely as a convenience to facilitate reference. Such headings and captions shall not be deemed in any way material or relevant to the construction, meaning or interpretation of this Agreement or any term or provision hereof.

(h) Non-Waiver of Breach. The waiver by any party hereto of the other party’s prompt and complete performance, or breach or violation, of any term or provision of this Agreement shall be effected solely in a writing signed by such party, and shall not operate nor be construed as a waiver of any subsequent breach or violation, and the waiver by any party hereto to exercise any right or remedy which he or it may possess shall not operate nor be construed as the waiver of such right or remedy by such party, or as a bar to the exercise of such right or remedy by such party, upon the occurrence of any subsequent breach or violation.

(j) Section 409A

(i) General. It is the intention of both the Company and Recipient that the benefits and rights to which Recipient could be entitled pursuant to this Agreement are exempt from Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), and the provisions of this Agreement shall be construed in a manner consistent with that intention. If Recipient or the Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on Recipient and on the Company).

(ii) No Representations as to Section 409A Compliance. Notwithstanding the foregoing, the Company does not make any representation to Recipient that the Restricted Stock Units awarded pursuant to this Agreement are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless Recipient or any Beneficiary for any tax, additional tax, interest or penalties that Recipient or any Beneficiary may incur in the event that any provision of this Agreement, or any amendment or modification thereof or any other action taken with respect thereto is deemed to violate any of the requirements of Section 409A.

(iii) No Acceleration of Payments. Neither the Company nor Recipient, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

(iv) Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which Recipient is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(v) Distribution to Specified Employees. If and only to the extent that the Restricted Stock Units are deemed to be deferred compensation subject to Section 409A, then notwithstanding Section 4 of the Agreement to the contrary, if Recipient is a Specified Employee, then no distributions otherwise required to be made under this Agreement on account of Recipient’s Separation from Service shall be made before the date that is six (6) months after the date of Recipient’s Separation from Service or, if earlier, the date of Recipient’s death if such deferral is required to comply with Section 409A of the Code.

(vi) Delivery of Shares. If and only to the extent that the Restricted Stock Units are deemed to be deferred compensation subject to Section 409A, then notwithstanding Section 4 of the Agreement to the contrary, the delivery of Shares corresponding to Restricted Stock Units that became Vested RSUs shall be made only upon (A) Recipient’s “separation from service”, (B) a “specified time (or pursuant to a fixed schedule)” specified in this Agreement at the date of the deferral of such compensation, or (C) a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets” of the Company. For purposes of the foregoing, the terms in quotations shall have the same meanings as those terms have for purposes of Section 409A, and the limitations set forth herein shall be applied in such manner (and only to the extent) as shall be necessary to comply with any requirements of Section 409A that are applicable to the Restricted Stock Units.

(k) Counterparts. This Agreement may be executed in two or more separate counterparts, each of which shall be an original, and all of which together shall constitute one and the same agreement.

(l) Clawback of Benefits. The Company may (i) cause the cancellation of the Restricted Stock Units, (ii) require reimbursement of any Shares delivered or other benefit conferred under this Agreement to Recipient or Beneficiary, and (iii) effect any other right of recoupment of any Shares or other compensation provided under this Agreement in accordance with any Company policies that currently exist or that may from time to time be adopted or modified in the future by the Company and/or applicable law (each, a “Clawback Policy”). By accepting this Award, Recipient agrees to be bound by any existing or future Clawback Policy adopted by the Company, or any amendments that may from time to time be made to the Clawback Policy in the future by the Company in its discretion (including without limitation any Clawback Policy adopted or amended to comply with applicable laws or stock exchange requirements) and further agrees that this Agreement may be unilaterally amended by the Company, without Recipient’s consent, to the extent that the Company in its discretion determines to be necessary or appropriate to comply with any Clawback Policy.

RECIPIENT	VOCUS, INC.

Signature	Signature

Printed Name	Printed Name/Title

EXHIBIT A

Vesting Provisions

1.	Measurement Period. The period beginning on [ ] and ending on [ ] (the “Measurement Period”).

2.	Performance Criteria.

a.	The performance criteria used to determine the number of Earned Restricted Stock Units (as defined below) shall be based on the Revenue and Operating Income realized by the Company during the Measurement Period.

b.	After the end of the Measurement Period and before the delivery of any Shares pursuant to this Agreement, the Committee shall certify, by resolution or other appropriate action in writing, that the performance criteria and any other material terms previously established by the Committee or set forth in the Plan or this Agreement, have been satisfied to the extent necessary to qualify the settlement of the Restricted Stock Units as “performance based compensation” under Section 162(m) of the Code.

c.	The Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, the Restricted Stock Unit Award in recognition of unusual or nonrecurring events (including, without limitation, acquisitions and dispositions of businesses and assets) affecting the Company, any Related Entity or any business unit, or the financial statements of the Company or any Related Entity, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations. Adjustments permitted hereby may include, without limitation, increasing performance goals, or other adjustments that may be adverse to Recipient. Notwithstanding the foregoing, no adjustments may be made with respect to the Restricted Stock Unit Award if Recipient is designated by the Committee as a Covered Employee and the Restricted Stock Unit Award is intended to qualify as “performance-based compensation” under Code Section 162(m) and the regulations thereunder, if and to the extent that such adjustment would cause the Restricted Stock Unit Award to fail to qualify as “performance-based compensation” under Section 162(m) of the Code.

3.	Target Performance Goals. The target performance goals for each performance criteria shall be as follows:

a.	Revenue: $[ ] (the “Revenue Target Goal”)
b.	Operating Income: $ [ ] (the “Operating Income Target Goal”)

4.	Restricted Stock Units Earned During the Measurement Period. The actual number of Restricted Stock Units earned during the Measurement Period shall be the sum of (i) the Revenue Target Award multiplied by the Revenue Payment Percentage, and (ii) the Operating Income Target Award multiplied by the Operating Income Payment Percentage (the sum of the foregoing shall be referred to as the “Earned Restricted Stock Units”).

5.	General Vesting. The Earned Restricted Stock Units shall become vested in the following amounts, at the following times and upon the following conditions, provided that the Continuous Service of Recipient continues through and on the applicable Vesting Date:

Amount of Earned Restricted Stock Units that Become Vested RSUs	Vesting Date
1/3	[	]
1/3	[	]
1/3	[	]

Except as otherwise provided in this Exhibit A or Section 3 of the Agreement, there shall be no proportionate or partial vesting of the Earned Restricted Stock Units in or during the months, days or periods prior to each Vesting Date, and all vesting of the Earned Restricted Stock Units shall occur only on the applicable Vesting Date. Upon the termination or cessation of Recipient’s Continuous Service, for any reason whatsoever, any portion of the Restricted Stock Units that have not vested, and that do not then and will not thereafter become vested pursuant to this Exhibit A, shall automatically and without notice terminate, be forfeited and be and become null and void. Any Restricted Stock Units subject to the Agreement that do not become Earned Restricted Stock Units shall automatically and without notice terminate, be forfeited and be and become null and void as of the last day of the Measurement Period.

6.	Corporate Transactions. Notwithstanding any other term or provision of the Agreement or this Exhibit A, in the event of any merger, consolidation or other reorganization in which the Company does not survive, or in the event of any Change in Control, the Restricted Stock Units may be dealt with in accordance with any of the following approaches, as determined by the agreement effectuating the transaction or, if and to the extent not so determined, as determined by the Plan Administrator: (a) the continuation of the grant of the Restricted Stock Units by the Company, if the Company is a surviving corporation, subject to the terms and conditions set forth herein, (b) the assumption or substitution for, as those terms are defined in the Plan, the Restricted Stock Units by the surviving corporation or its parent or subsidiary, (c) full vesting and settlement of the Restricted Stock Units, or (d) as otherwise determined by the Plan Administrator.

7.	Acceleration of Vesting Upon a Change in Control.

a.	If, during the period that begins 90 days prior to the effective date of a Change in Control and ends on the six month anniversary of the effective date of the Change in Control, the Company terminates Recipient’s Continuous Service without Cause (other than as a result of Recipient’s death or disability) or Recipient terminates his or her Continuous Service for Good Reason, and the later of the effective date of the Change in Control or such termination of Continuous Service occurs on or before the last day of the Measurement Period, then the Target Award shall become fully vested upon the later of the effective date of the Change in Control or termination of Recipient’s Continuous Service.

b.	If, during the period that begins 90 days prior to the effective date of a Change in Control and ends on the six month anniversary of the effective date of the Change in Control, the Company terminates Recipient’s Continuous Service without Cause (other than as a result of Recipient’s death or disability) or Recipient terminates his or her Continuous Service for Good Reason, and the later of the effective date of the Change in Control or such termination of Continuous Service occurs after the date on which the Measurement Period ends, then the Earned Restricted Stock Units that have not previously been forfeited shall become fully vested upon the later of the effective date of the Change in Control or termination of Recipient’s Continuous Service.

8.

Acceleration of Vesting Upon Termination Without Cause or for Good Reason. If the Company terminates Recipient’s Continuous Service without Cause (other than as a result of Recipient’s death or disability) or Recipient resigns for Good Reason, any Restricted Stock Units that are Non-Vested RSUs at the time of the termination of Recipient’s Continuous Service shall continue to vest in accordance with the vesting schedule set forth herein until the last day of the Severance Period set forth in the Employment Agreement as though Recipient were to continue to be employed by the Company during such period; provided, however, that if the last day of the Severance Period is after the March 15 immediately following the calendar year in which the termination of Recipient’s Continuous Service occurs (the “March 15 Deadline”), any Earned Restricted Stock Units that would have become Vested RSUs pursuant to this paragraph 8 of this Exhibit A after the March 15 Deadline and on or before the last day of the Severance Period, shall become Vested RSUs on the March 15 Deadline. The portion of the Non-Vested RSUs that would not vest on or before the last day of the Severance Period automatically and without notice shall terminate, be forfeited and be and become null and void at the time of termination of Recipient’s Continuous Service.

9.	Employment Agreement. The vesting rights provided under this Exhibit A shall be subject to such additional requirements, including without limitation the execution of a release by Recipient, as shall be provided under the Employment Agreement.

10.	Definitions.

a.	“Change in Control” shall have the meaning given to such term in the Employment Agreement.

b.	“Government Relations” shall mean the Company’s products for the management of relationships with government individuals and entities.

c.	“iContact Ecommerce” shall mean the Company’s stand-alone email marketing subscriptions or purchases made using the iContact web site.

d.	“North Social Ecommerce” shall mean the Company’s stand-alone Facebook application software subscription or purchases made using the North Social web site.

e.	“Operating Income” shall mean the Company’s non-GAAP consolidated income from operations as reported in the Company’s earnings release for the Measurement Period.

f.	“Operating Income Payment Percentage” shall mean the percentage determined by straight line interpolation as determined according to the following formula:

Percentage of Operating Income Target Goal Attained During the Measurement Period	Operating Income Payment Percentage
85% or less	0%
90%	50%
100%	100%
110%	150%
115% or more	200%

g.	“Operating Income Target Award” shall mean Recipient’s target number of Restricted Stock Units that may be earned based on the Operating Income earned during the Measurement Period, as reflected in the Notice of Grant.

h.	“PRWeb Ecommerce” shall mean the Company’s stand-alone press release distribution subscriptions or purchases made using the PRWeb web site.

i.	“Revenue” shall mean the Company’s Non-GAAP consolidated revenues as reported in the Company’s earnings release for the Measurement Period, but excluding revenues from the following business units of the Company: PRWeb Ecommerce, Government Relations, iContact Ecommerce and North Social Ecommerce.

j.	“Revenue Payment Percentage” shall mean the percentage determined by straight line interpolation as determined according to the following formula:

Percentage of Revenue Target Goal Attained During the Measurement Period	Revenue Payment Percentage
85% or less	0%
90%	50%
100%	100%
110%	150%
115% or more	200%

k.	“Revenue Target Award” shall mean Recipient’s target number of Restricted Stock Units that may be earned based on the Revenue earned during the Measurement Period, as reflected in the Notice of Grant.

l.	“Target Award” shall mean the sum of the Revenue Target Award and the Operating Income Target Award, as reflected in the Notice of Grant.